UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
February 7, 2006

(Date of Earliest Event Reported: February 7, 2006)

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

    Retiree Medical Benefits Matters. On January 18, 2006, we filed a Form 8-K providing an update with regard to a recent decision by the U.S. Court of Appeals for the 6th Circuit. In that Form 8-K, we indicated that we were reviewing our legal alternatives, as well as the potential financial impact of the decision. We have now completed that analysis.

    As previously disclosed, we currently serve as the plan administrator for a medical benefits plan that covers a closed group of retirees of the Case Corporation who retired on or before June 30, 1994. Case was formerly a subsidiary of Tenneco, Inc. that was spun off prior to our acquisition of Tenneco in 1996. In connection with the Tenneco-Case Reorganization Agreement of 1994, Tenneco assumed the obligation to provide certain medical and prescription drug benefits to eligible retirees and their spouses. We assumed that obligation as a result of our merger with Tenneco. However, we believed that our liability for these benefits was limited to certain maximums, or caps, and costs in excess of these maximums should be assumed by plan participants. In 2002, we and Case were sued by individual retirees in federal court in Detroit, Michigan in an action entitled Yolton et al. v. El Paso Tennessee Pipeline Co. and Case Corporation. The suit alleges that El Paso and Case are required to pay all amounts above the cap, alleging that the retiree medical plan was a vested lifetime benefit. Case further filed claims against El Paso asserting that El Paso is obligated to indemnify, defend, and hold Case harmless for the amounts it would be required to pay. In separate rulings in 2004, the court ruled that, pending a trial on the merits, Case must pay the amounts above the cap and that El Paso must reimburse Case for those payments. In January 2006, these rulings were upheld on appeal before a 3-member panel of the U.S. Court of Appeals for the 6th Circuit.

    We intend to file for a review of this decision by the full panel of the U.S. Court of Appeals for the 6th Circuit as a result of conflicting precedent within the circuit as well as with other circuit courts. In particular, we believe that the trial court and 3-member panel incorrectly applied existing case law with regard to whether the plan was a vested lifetime benefit. Other panels in the 6th Circuit as well as other circuits of the U.S. Courts of Appeal have previously held in cases where the language contained in other retiree medical plans and collective bargaining agreements was similar to ours that such plans were not vested lifetime benefits and, as such, could be amended or terminated at any time.

    The ability to obtain the review of the full panel of the 6th Circuit is uncertain. If such review is not granted, then we will proceed with a trial on the merits in the same trial court in which the case was originally filed with regard to the issue of whether the cap is enforceable. In the meantime, El Paso will indemnify Case for any payments Case makes above the cap. Although such amounts will vary over time, the amounts above the cap are currently about $1.7 million per month. While we will continue to vigorously defend the action, based upon the ruling of the 6th Circuit and the lessening avenues of appellate reviews, we recorded in the fourth quarter 2005 an after-tax charge of approximately $200 million ($350 million on a pre-tax basis).

    We have also filed for approval by the trial court various amendments to the medical benefit plans which will allow us to deliver the benefits to plan participants in a more cost effective manner. We will seek expeditious approval of such plan amendments. Although it is uncertain what plan amendments will ultimately be approved, the approval of plan amendments could reduce our overall costs and, as a result, could reduce our recorded liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

	By:	/s/ Robert W. Baker
Robert W. Baker
Executive Vice President and General Counsel

Dated: February 7, 2006